Exhibit 10.10

Summary of Terms of Outside Director Deferred Stock Units

Type of Award. Each Deferred Stock Unit (a “DSU”) gives a director the right to receive one share of Common Stock at a future date.

Stock Incentive Plan. The DSUs and related shares of Common Stock are granted under the Company’s 2001 Stock Incentive Plan.

Amount of Award. $125,000 per year; the closing stock price on the date of grant is divided into $125,000 to determine the number of DSUs issued to each outside director.

Timing of Award. Grants are made annually immediately after the annual meeting.

Payment of Award. The award will be paid, to the extent vested, upon cessation of board service unless deferred.

Payment Deferral. A director can elect to defer payment of the award beyond the scheduled payment date, subject to the requirements of Section 409A.

Payment Form. The award will be settled in shares of Common Stock equal to the number of DSUs in a director’s account at the time of payment. No fractional shares will be issued. Any fractional shares will be rounded down to a whole number of shares.

Vesting. A DSU award vests over three years, one-third immediately after each of the next three annual meetings after the grant date.

Accelerated Vesting. Vesting would accelerate on:

•	change of control

•	retirement at normal retirement age, i.e., age 71

•	death

•	disability

Dividend Equivalents. On each date on which the Company pays a dividend on Common Stock, DSUs will receive the benefit of the value of such dividend. Not less often than annually the value of such dividends will be divided by the closing stock price and the resulting number of additional whole or fractional DSUs will be credited to the directors.

Restrictions on Transfer. DSUs are not transferable before payment date.

August 2009